Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the registration statements on Form S-8 of The Coca-Cola Company listed below, of our report dated June 28, 2016, with respect to the statement of net assets available for benefits as of December 31, 2015, appearing in the Annual Report on Form 11-K of Western Container Corporation Retirement Savings Plan for the year ended December 31, 2016:

1.	Registration Statement No. 333-186949 on Form S-8, dated February 28, 2013

2.	Registration Statement No. 333-207643 on Form S-8, dated October 28, 2015

/s/ Long & Associates, LLC

Alpharetta, Georgia

June 29, 2017